Exhibit 10.79

SECOND AMENDMENT

TO THAT LEASE

BY AND BETWEEN

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, as Landlord

and

CORTEX PHARMACEUTICALS, INC., as Tenant

DATED JANUARY 31, 1994

THIS SECOND AMENDMENT is made and entered into as of March 9, 2004, and hereby deletes, alters, changes supplements or amends the following Articles and/or Sections of the above-referenced Lease.

ARTICLE 1. BASIC LEASE PROVISIONS

Section 1.05	Lease Term: Effective June 1, 2004, the Lease Term shall be extended five (5) years, from ten (10) years to fifteen (15) years.

Section 1.06	Termination: Effective June 1, 2004, the Lease Termination Date shall be extended five (5) years, from May 31, 2004, to May 31, 2009.

Section 1.08	Section 1.08 is amended as follows:

Tenants Expense Percentage: 11.44% (i.e., 32,251 square feet/281,999 square feet)

Tenant’s Property Tax Apportionment Percentage: 23.1% of the applicable Real Property Tax statement (subject to change annually in accordance with Section 5 of this Second Amendment)

Section 1.09	Minimum Monthly Rent: The Minimum Monthly Rent for the five (5) year extended Lease Term shall be as follows:

June. 1, 2004 – May 31, 2005 $32,251.00

June. 1, 2005 – May 31, 2006 $33,864.00

June. 1, 2006 – May 31, 2007 $35,476.00

June. 1, 2007 – May 31, 2008 $37,089.00

June. 1, 2008 – May 31, 2009 $38,701.00

Section 1.10	Section 1.10 is hereby deleted from the Lease

Exhibit “C”: Effective as of June 1, 2004, Exhibit “C” is added to the Lease and shall provide in full as follows:

“Tenant shall accept the Premises in its “AS-IS” condition, and Landlord shall have no obligation whatsoever to construct or provide an tenant improvements to or on behalf of Tenant; provided, however, that Landlord shall provide Tenant with an improvement allowance (the “Allowance”) in the aggregate sum of $322,510.00. Tenant may use the Allowance for soft and hard costs of tenant improvements, space planning and design, construction fees, upgrade of building systems, paint, carpet and tile, emergency power generators, and signage. Subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, Tenant shall have the right to use contractors, subcontractors and engineers of Tenant’s choice for the construction and design of its tenant improvements. All tenant improvements shall be constructed in accordance with the requirements of applicable building codes, and shall remain subject to the requirements of Article 13 of the

Lease. Notwithstanding anything to the contrary set forth herein, Landlord agrees to repair or replace, if necessary, the exteriors doors to the Premises and one (1) truck door if required by Tenant by written notice delivered to Landlord on or before December 31, 2004.”

Exhibit F, Section 4.04	Option to Extend the Term of Lease shall be modified to provide in full as follows:

“Landlord hereby grants to Tenant an Option to Extend the term of this Lease for three (3) one (1)-year periods commencing upon the expiration of the initial term and any extended term hereof, as the case may be, and subject to and contingent upon each and every one of the following terms and conditions:

(i)Tenant shall give Landlord written notice of its intent to exercise this Option not earlier than twelve (12) months, nor later than nine (9) months, prior to the termination of the initial term or any applicable extended term of this Lease, as the case may be.

(ii)Both at the time of giving notice of its intent to exercise its Option and at the time any Lease pursuant to such notice is entered into, Tenant shall not be in default under any of the terms and conditions of this Lease.

(iii)In the event Tenant elects to exercise this Option to Extend its Lease, then any such Lease shall be under the same lease terms and at the prevailing market rental rate in the area as set forth in (vi) herein at the time any extension hereunder is set to commence.

(iv) In the event that Tenant notifies Landlord in writing of its intent to exercise the Option granted hereunder, Landlord shall provide Tenant within five (5) days the information set forth in subparagraph (iii) hereof. Tenant shall then have thirty (30) days from the date that notice of its intent to exercise its Option is given within which to consummate, execute and deliver to Landlord a written lease extension. In the event that such lease extension is not consummated, executed and delivered to Landlord within such 30-day period, then all rights granted to Tenant hereunder shall terminate and will be of no further force or effect.

(v) It is hereby understood and agreed that in the event Tenant elects to exercise its Option to Extend hereunder, the Premises will be accepted by Tenant on an “as-is” basis and Landlord shall have no obligation to perform any work therein unless mutually agreed upon by Landlord and Tenant.

(vi)Base Rent for each 1-year option period shall be at one hundred percent (100%) of the prevailing market rental rate in the area determined in the manner described below.

The parties shall have thirty (30) days after Landlord receives the option notice in which to agree on monthly Base Rent for the applicable extended term. If the parties are unable to agree on the minimum monthly Base Rent within that period, then within ten (10) days after the expiration of that period, then either (i) Landlord and Tenant shall appoint a mutually acceptable appraiser or broker to establish the new market rental rate and terms (“MRRT”) in the area within the next thirty (30) days (all costs associated with said appraisal shall be split equally between Landlord and Tenant), or (ii) each of Landlord and Tenant shall select and pay the appraiser or broker of their choosing to establish a MRRT within the next 30 days. If for any reason either one of the appraisals is not completed within the next 30 days as stipulated, then the appraisal that is completed at that time shall automatically become the new MRRT. If both appraisals are completed and the two appraisers/brokers cannot agree on a reasonable average MRRT then they shall immediately select a mutually acceptable appraiser, broker to establish which of the two appraisals is closest to the MRRT. Whichever appraisal is determined by the third broker/appraiser to be closest to the MRRT shall be the new MRRT. The new Base Rent shall be the MRRT as determined by said broker/appraiser.

After the new monthly Base Rent has been set for the extended term, the appraisers shall immediately notify the parties. If the Tenant objects to the new monthly Base Rent, Tenant shall have the option to have this Lease expire at the end of the existing term. Tenant’s election to allow this Lease to terminate at the end of the existing term must be exercised within fifteen (15) days after receipt of notice from the appraisers of the new monthly Base Rent. If Tenant does not exercise this election within said 15-day period, the term of this Lease shall be extended as provided in this paragraph.”

Sections 11.03 and 11.04	Sections 11.03 and 11.04 of the Lease are deleted in their entirety and the following is added to the Lease in place thereof:

“Environmental Questionnaire; Disclosure. Prior to the execution of this Amendment, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement (the “Environmental Questionnaire”) in the form of Exhibit “A” attached hereto, and Tenant shall certify to Landlord all information contained in the Environmental Questionnaire as true and correct to the best of Tenant’s knowledge and belief. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. On each anniversary of the Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord upon request, in writing the names and amounts of all Hazardous Substances, or any combination thereof, which were stored, generated, used or disposed of on, under or about the Premises for the 12-month period prior to and after each Disclosure Date, or which Tenant intends to store, generate, use or dispose of on, under or about the Premises (provided, however, a copy of the list of Hazardous Substances provided by Tenant to the applicable fire department as required by law shall be sufficient for purposes of this paragraph). At Landlord’s option, Tenant’s disclosure obligations under this paragraph shall include a requirement that Tenant annually update, execute and deliver to Landlord the Environmental Questionnaire, as the same may be modified by Landlord from time to time.

Hazardous Substances.

(a) The term “Hazardous Substance(s)” as used in the Lease, is defined as follows: Any element, compound, mixture, solution, particle or substance, which presents danger or potential danger for damage or injury to health, welfare or to the environment including but not limited to:

(i) Those substances which are inherently or potentially radioactive, explosive, ignitable, corrosive, reactive, carcinogenic or toxic and

(ii) those substances which have been recognized as dangerous or potentially dangerous to health, welfare or to the environment by any federal, municipal, state, county or other governmental or quasi-governmental authority and/or any department or agency thereof.

(b) Tenant represents and warrants to Landlord that at all times during the term of this Lease and any extensions or renewals thereof, Tenant shall:

(i) Except for the Allowed Substances, obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, to the manufacturing, processing, distributing, using, producing, treating, storing (above or below ground level), disposing of, or allowing to be present (the “Presence”) of any Hazardous Substance in or about the Premises. In connection with each such consent requested by Tenant, Tenant shall submit to Landlord a description, including the composition, quantity and all other information requested by Landlord concerning the proposed Presence of any Hazardous Substance. Landlord’s consent to the Presence of any Hazardous Substance may be deemed given by inclusion of a description of the composition and quantity of the proposed Hazardous Substance on the Environmental Questionnaire and Disclosure Statement attached as Exhibit “A” hereto. Notwithstanding anything to the contrary set forth herein, Landlord shall be deemed to have approved the Presence of such Hazardous Substances as are maintained by Tenant at the Premises as part of Tenant’s normal course of business operations, provided that Tenant is at all times in compliance with all regulatory requirements for the storage and disposal thereof and has provided Landlord with a copy of each list, and all amendments or updates thereto, of all such Hazardous Substances provided by Tenant to the applicable fire department(s) as required by law. Any Hazardous Substance which Landlord has agreed to the Presence thereof shall be deemed to be an Allowed Substance for purposes of this Article. All Hazardous Substances described on the Environment Questionnaire and

Disclosure Statement attached hereto as Exhibit “A” (as set forth on the list provided to the fire department) are deemed to be Allowed Substances. Landlord’s consent to the Presence of any Hazardous Substance at any time during the Lease term or any renewal thereof shall not waive the requirement of obtaining Landlord’s consent to the subsequent Presence of any other, or increased quantities of any Hazardous Substance;

(ii) refrain from (and prohibit others from) allowing, on and after the Commencement Date, the Presence of any Hazardous Substance in or about the Premises which is not an Allowed Substance;

(iii) promptly comply at Tenant’s own cost and expense with all laws, orders, rules, regulations, certificates of occupancy, or other requirements, as the same now exist or hereafter may be enacted, amended, or promulgated, of any federal, state, county, municipal, or other governmental or quasi-governmental authorities and/or any department or agency thereof relating to the Presence of Hazardous Substances in or about the Premises, whether or not such substances are Allowed Substances, which Presence of Hazardous Substances arose on or after the Commencement Date.

(iv) at all times conduct, or caused to be conducted, maintenance on the HVAC system equipment at the Premises in accordance with the requirements of all applicable federal, state, and local laws and regulations. In the event of a leak or other contamination of any Hazardous Substance from the HVAC system, Tenant shall promptly repair such leak or other source of contamination from the HVAC system in accordance with the requirements of such federal, state and local laws and regulations, and in the time period required thereby.

(v) indemnify and hold Landlord, its agents and employees, harmless from any and all demands, claims, causes of action, penalties, liabilities, judgments, damages (including consequential damages) and expenses including without limitation, court costs and reasonable attorney’s fees incurred by Landlord as a result of (a) Tenant’s failure or delay in complying, to Landlord’s satisfaction, with the provisions of sections (b) (i) and (ii), above; Tenant’s failure or delay in complying with such law, order, rule, regulation, certificate of occupancy or other requirement referred to in subsections (b) (iii) and (iv), above, or (c) any adverse effect which results from the Presence of any Hazardous Substance in or about the Premises, whether or not such Hazardous Substance is an Allowed Substance to the extent caused by Tenant, its agents, employees, or invitees.. If any action or proceeding is brought against Landlord, Landlord’s agents or employees by reason of any such claim, Tenant, upon notice from Landlord, will defend such claim at Tenant’s expense with counsel reasonably satisfactory to Landlord. This indemnification by Tenant of Landlord shall survive the termination of the Lease;

(vi) promptly disclose to Landlord by delivering, in the manner prescribed for delivery of notice in the Lease, a copy of any forms, submissions, notices, reports or other written documentation (Communications) relating to the Presence of any Hazardous Substance in or about the Premises, whether such Communications are delivered to Tenant or are requested of Tenant by any federal, municipal, state, county or other governmental or quasi-governmental authority and/or any department or agency thereof;

(vii) notwithstanding any other provisions of this Lease, (a) allow Landlord, and Landlord’s Agents, access and the right to enter and inspect the Premises for the Presence of any

Hazardous Substance, whether or not such Hazardous Substance is an Allowed Substance, at any time deemed reasonable by Landlord, upon reasonable prior written notice to Tenant, and (b) in the event a release of Hazardous Substances occurs on or affects the Premises, Tenant shall permit Landlord or Landlord’s Agents to enter the Premises at any time, without prior notice, to inspect, monitor, take emergency or long term remedial action, discharge Tenant’s obligations hereunder if Tenant has failed to do so after 30 days prior written notice (except in an emergency in which no prior notice shall be required), or take any other action to restore the Premises to its original condition; and

(viii) compliance by Tenant with any provision of this provision shall not be deemed a waiver of any other provision hereof. Without limiting the foregoing, Landlord’s consent to the Presence of any Hazardous Substance shall not relieve Tenant of its indemnity obligations under the terms of this Paragraph.

(c) Legal Actions. If the Presence of any Hazardous Substances on, under or about the Premises caused or permitted by Tenant, its agents, employees, contractors or invitees, results in (i) injury to any person, or (ii) injury to or any contamination of the Premises, Tenant, at its sole cost and expense, shall promptly take all actions necessary to return the Premises to the condition existing prior to the introduction by Tenant, its agents or invitees, of such Hazardous Substances to the Premises and to remedy or repair any such injury of contamination. Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, take any remedial action in response to the Presence of any Hazardous Substances on, under or about the Premises, or enter into any settlement agreement, consent decree or other compromise with any governmental agency with respect to any Hazardous Substances claims concerning the Premises; provided, however, Landlord’s prior written consent shall not be necessary in the event that the Presence of Hazardous Substances on, under or about the Premises (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not practicable to obtain Landlord’s consent before taking such action.

Section 13.01	Notwithstanding any contrary provisions of Section 13.01, (i) Tenant shall only be obligated to remove such Alterations if Landlord, at the time Landlord grants its consent therefor, states in writing that such Alterations must be removed upon expiration or earlier termination of the Term, and (ii) Tenant shall be free at anytime to remove any improvements made by Tenant to its laboratory.

Article 14	Notwithstanding any contrary provisions of Article 14, Tenant has full rights to all of its Personal Property and Landlord waives any rights thereto.

Section 17.01:	Section 17.01 of the Lease is deleted in its entirety and the following is added to the Lease in place thereof:

Tenant shall at all times during the Lease Term of this Lease or any extension thereof, and at Tenant’s sole cost and expense, clean, keep, maintain, repair and make necessary improvements to the Premises, and every portion thereof and improvement therein including, but not limited to, all plumbing and sewage facilities within the Premises, fixtures, interior walls, floors, ceilings, roof membrane, windows, store front doors, entrances, plate glass, showcases, skylights, HVAC system, all electrical facilities and equipment, including, without limitation, lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises or Building in good and sanitary order and condition (usual wear and tear excepted). Landlord shall maintain, repair and make necessary improvements to the structural portions of the Building and to that portion of the Parcel as is not part of the Common Area, including, without limitation, the foundation, exterior walls and roof of the Building (excluding the roof membrane), landscaping and any automatic fire extinguisher equipment within the Building. Maintenance and repair by Landlord of the structural portions of the Premises shall be at Landlord’s cost and expense. Landlord shall paint the exterior of the Building as and when reasonably determined by Landlord to maintain the clean and sanitary appearance of the Building. All glass, both interior and exterior within the Premises, is at the sole risk of Tenant, and any broken glass shall promptly be replaced by Tenant at Tenant’s expense with glass of the same kind, size and quality. Landlord shall obtain an HVAC systems preventative maintenance contract for such systems serving the Premises, which contract shall be paid for by Tenant, and shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventative maintenance. Tenant shall cause the HVAC filters to be replaced every sixty (60) days with respect to the fresh air units and every one hundred twenty (120) days with respect to all other filters. In the event Tenant fails or refuses to perform its maintenance and restoration obligations under this Article 17, Tenant shall pay, as Additional Rent, the costs incurred by Landlord for all maintenance and repairs made or undertaken by Landlord pursuant to this Article 17 if Tenant fails to do so after 30 days’

prior written notice. Tenant shall at all times conduct, or caused to be conducted, maintenance on the HVAC system equipment at the Premises in accordance with the requirements of all applicable federal, state, and local laws and regulations. In the event of a leak or other contamination of any Hazardous Substance from the HVAC system, Tenant shall promptly repair such leak or other source of contamination from the HVAC system in accordance with the requirements of such federal, state and local laws and regulations, and in the time period required thereby. Tenant agrees to indemnify, defend, and hold harmless Landlord from and against any and all damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees, incurred by Landlord as a result of any such leakage or other contamination of Hazardous Substances from said HVAC system, and the repair or failure to repair thereof by Tenant.

Sections 23.01 -06:	Sections 23.01 through 23.06 of the Lease are deleted in their entirety and the following is added to the Lease in place thereof:

“23.01. Landlord’s Insurance. At all times during the Lease Term, Landlord shall procure and keep in full force and effect the following insurance:

(a) Special Form property insurance (including earthquake if coverage is available and commercially reasonable) insuring the Building and Improvements, its equipment and Common Area furnishings, all in such amounts and with such deductibles as Landlord considers appropriate.

(b) Commercial General Liability insuring its interest in the Building and Improvements.

(c) Rental Value insurance, in the name of Landlord, with loss payable to Landlord, insuring the full rental and other charges payable by Tenant to Landlord under this Lease for one (1) year (including all real estate taxes, insurance costs, and any scheduled rental increases. Said insurance shall provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of the repairs or replacement of the Premises, to provide one full year’s loss of rental revenues from the date of any such loss. Said insurance shall contain the agreed valuation provision in lieu of any coinsurance clause, and the amount of any coverage shall be adjusted annually to reflect the projected rental income, property taxes, insurance premium costs and other expenses, if any, otherwise payable by Tenant, for the next twelve (12) month period. Tenant shall be liable for any deductible amount in the event of such loss.

(d) Such other insurance as Landlord reasonably determines from time to time.

Section 23.02	Tenant’s Insurance. Tenant shall, at its sole cost and expense, keep in full force and effect the following insurance:

(a) Special Form property insurance on “Tenant’s Property” for the full replacement value. Such policy shall contain an agreed amount endorsement in lieu of a coinsurance clause. “Tenant’s Property” is defined to be all improvements, betterments and personal property of Tenant located in or on the Premises, Common Areas or Building, excluding that which may be insured by Landlord’s Special Form property insurance as set forth in paragraph 23.01, above.

(b) Commercial General Liability insurance insuring Tenant against any liability arising out of its use, occupancy or maintenance of the Premises or the business operated by Tenant pursuant to this Lease. Such insurance shall be in the amount of at least $3,000,000 per occurrence. Such policy shall name Landlord, Landlord’s wholly owned subsidiaries and agents, and any mortgagees, as additional insureds.

(c) Worker’s Compensation insurance as required by state law.

(d) Any other form or forms of insurance or increased amounts of insurance as Landlord or any mortgagees of Landlord may reasonably require from time to time.

All such policies shall be written in a form and with an insurance company satisfactory to Landlord and any mortgagees of Landlord, and shall provide that Landlord, and any mortgagees of Landlord, shall receive not less than thirty (30) days’ prior written notice of any cancellation. Tenant shall, within thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof, or Landlord may order such insurance and charge the cost thereof to Tenant as additional rent.

Section 23.03	Forms of Policies. All policies maintained by Tenant will provide that they may not be terminated nor may coverage be reduced except after thirty (30) days’ prior written notice to Landlord. All Commercial General Liability and Special Form property policies maintained by Tenant shall be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry.

Section 23.04	Waiver of Subrogation. Notwithstanding that any loss or damage may be due to or result from the negligence of either Landlord or Tenant,

Landlord and Tenant, for themselves and their respective insurers, each waive, to the fullest extent permitted by law, any and all rights to recover against the other, against any subsidiary or joint venture of such other party, against any other tenant or occupant of the project of which the Premises are a part, or against the officers, directors, shareholders, partners, employees, agents, customers, invitees, or business visitors of such other party, of such other tenant or occupant of the project, or any subsidiary or joint venture of such other party, for any loss or damage to the property of such waiving party arising from any cause covered or required to be covered under any of the insurance policies required to be maintained by either Landlord or Tenant pursuant to this Lease.

Section 23.05	Adequacy of Coverage. Landlord, its subsidiaries, agents and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Lease are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant’s sole cost and expense.

Section 23.06	Certain Insurance Risks. Tenant shall not do or permit to be done any act or thing upon the Premises or the project of which the Premises area part which would (i) jeopardize or be in conflict with fire insurance policies covering the project or fixtures and property in the project, (ii) increase the rate of fire insurance applicable to the project to an amount higher than it otherwise would be for the Permitted Use et forth at paragraph 1.14 of the Lease, or (iii) subject Landlord to any liability or responsibility for the injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.”

New Provisions:	The Lease is hereby further amended to add the provisions set forth below as items 1 through 10. To the extent such new provisions are inconsistent with any other provisions of the Lease, said new Lease provisions shall prevail.

1. Battery Chargers. Battery charging units not equipped with an automatic shut-off feature can cause substantial and expensive damage to warehouse floors resulting from battery acid spills from over-charged batteries. Tenant acknowledges and agrees that Tenant shall be solely and fully liable for the expense of repair or replacement of floors within the Premises, including concrete slab floors, required as a result of damage caused by battery charging units. In order to reduce the risk that any such damage shall occur, all battery charging units operated or maintained by Tenant at the Premises shall be equipped with an original equipment automatic shut-off feature, or shall have an after-market automatic shut-off device added thereto.

2. Department of Treasury Restrictions. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including, but not limited to, those named on OFAC’s Specifically Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

3. Mold and Mildew Control. Tenant shall not use the Premises in any manner that will cause toxic mold, mildew or similar conditions to arise at the Premises. Tenant shall provide appropriate climate control in the Premises, and shall not block or cover any of the heating, ventilation or air-conditioning vents. Tenant shall immediately report to Landlord (i) any evidence of a water leak or excessive moisture in the Premises, (ii) any evidence of mold or mildew in the Premises, and (iii) any failure or malfunction in the heating, ventilation and air-conditioning system serving the Premises. Tenant shall indemnify and hold Landlord harmless from any cost or expense incurred by Landlord in order to remove or eradicate any toxic mold, mildew or similar condition the presence of which at the Premises was caused by Tenant’s specific use of the Premises or breach of its obligations under this Paragraph 3.

4. Tenant ADA Obligations. Landlord represents and warrants that upon commencement of the Lease Term the Premises comply with the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., the Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder (the “ADA”). At all times during the term of this Lease, to the extent triggered by Tenant’s specific use of the Premises, Tenant, at Tenant’s sole cost and expense, shall cause the Premises, and all alterations and improvements in the Premises, and Tenant’s use and occupancy of the Premises, and Tenant’s performance of its obligations under this Lease, to comply with the ADA, and all amendments, revisions or modifications thereto now or hereafter adopted or in effect in connection therewith and to take such actions and make such alternations and improvements as are necessary for such compliance; provided, however, that Tenant shall not make any such alterations or improvements except upon Landlord’s prior written consent pursuant to the terms and conditions of this Lease. If Tenant fails to diligently take such actions or make such alterations or improvements as are necessary for such compliance, Landlord may, but shall not be obligated to, take such actions and make such alterations and improvements and may recover all of the costs and expenses of such actions, alterations and improvements from Tenant as additional rent. Notwithstanding anything in this Lease to the contrary, no act or omission of Landlord, including any approval, consent or acceptance by Landlord or Landlord’s agents, employees or other representatives, shall be deemed an agreement, acknowledgment, warranty or other representation by Landlord that Tenant has complied with the ADA or that any action, alteration or improvement by Tenant complies or will comply with the ADA or constitutes a waiver by Landlord of Tenant’s obligations to comply with the ADA under this Lease or otherwise.

5. Real Property Tax Apportionment. If the Premises and the Parcel are not assessed as a separate tax parcel, then Tenant’s share of the Real Property Taxes assessed to the tax parcel of which the Premises are a part shall be that certain “Tenant’s Property Tax Apportionment Percentage” as defined and determined in the manner described below. Said Tenant’s Property Tax Apportionment Percentage shall be determined by in the following manner: (i) first, the portion of the assessed Land Value set forth in Real Property Tax statement attributable to the Common Area land shall be determined by multiplying said Land

Value by the quotient arrived at by dividing the square footage of the Common Area land by the square footage of all of the land which is the subject of the Real Property Tax statement (the “Common Area Assessed Value”), (ii) second, the Common Area Assessed Value shall be deducted from the total assessed Land Value shown on the Real Property Tax Statement (the resulting assessed Land Value is referred to herein as the “Allocable Land Value”); (iii) third, the Allocable Land Value is added to assessed Improvements Value as reflected to the Real Property Tax statement, the resulting assessed value being referred to herein as the “Allocable Assessed Value”; (iv) fourth, the total Real Property Tax for the tax parcel of which the Premises are a part as reflected on the Real Property Tax statement shall be reduced by a percentage amount equal to the quotient of the Common Area Assessed Value divided by the sum of the assessed Land Value and assessed Improvements Value as shown on the Real Property Tax statement (the resulting Real Property Tax amount is referred to herein as the “Allocable Property Tax”); (v) fifth, the Allocable Property Tax is divided by the Allocable Assessed Value, the quotient of which is referred to herein as the “Effective Tax Rate”); (vi) sixth, the square footage of the land on which the Premises are located is divided by the square footage of the entire parcel on which the Premises are located less the square footage of the Common Area included therein, and the quotient is then multiplied by the Allocable Land Value, the result of which is the “Premises Land Value”); (vii) seventh, the Premises Land Value is added to the Improvements Value of the Premises (as said term is defined hereinbelow), and the resulting value is referred to herein as the “Assessed Value Allocable to the Premises”), and (viii) eighth, the Assessed Value Allocable to the Premises is multiplied by the Effective Tax Rate to determine Tenant’s allocable share of Real Property Taxes in respect of the tax parcel of which the Premises are a part. Tenant’s Property Tax Apportionment Percentage is then determined by dividing Tenant’s Property Tax by the total Real Property Tax payable with respect to the tax parcel of which the Premises are a part. An example of this apportionment is attached hereto as Exhibit “B.” The “Improvements Value of the Premises” means that portion of the Real Property Taxes assessed in respect of the assessed value of all improvements on the land within the tax parcel based upon the relative value of the improvements comprising the Premises to the value of the improvements comprising all other premises within the tax parcel (such value is referred to herein for each of such premises as the “Improvements Value”). Landlord shall determine said Improvements Value for the Premises (and all other premises within the tax parcel) by allocating to each Premises its pro rata share (based upon relative square footage) of the original shell costs of the improvements, and the costs of all tenant improvements, installations, and other additions and alterations which relate solely to or solely benefit each such premises. Tenant’s Property Tax Apportionment Percentage is subject to change each year based upon changes in the assessed valuation of the improvements located in the tax parcel of which the Premises are a part by either (i) increasing such Percentage if the assessed value of improvements increases as a result of improvements to the Premises, or additional assessments or impositions which constitute Real Property Taxes are levied on the subject tax parcel, or (ii) decreasing such percentage if the assessed value of improvements increases as a result of improvements to premises of other tenants within the tax parcel, or assessments or impositions which constitute Real Property Taxes on the subject tax parcel are removed or have been paid in full. Landlord shall furnish Tenant with the actual Real Property Taxes bill.

6. Audit Rights. Notwithstanding any sections of the Lease to the contrary, in the event of any dispute regarding the amount due as Common Area Expense, Tenant shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy Landlord’s accounting records at such location as Landlord may designate in Orange County, California. If, after such inspection and photocopying, Tenant continues to dispute the amount of Common Area Expense, Tenant shall be entitled to retain an independent company to audit and/or review Landlord’s records to determine the proper amount of Common Area Operating Expense due from Tenant. Such inspection and audit rights shall lapse with respect to the period covered by Landlord’s statement given under Paragraph 18.07 (“Statement”) unless exercised by Tenant within eighteen (18) months after receipt of the Statement. Such audit company shall be compensated only on a flat fee or hourly basis. No such audit company shall be compensated in whole or in part on a contingency fee basis. If such audit or review reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge. If Landlord desires to contest such audit results, Landlord may do so by submitting the results of the audit to arbitration to the American Arbitration Association in Orange, California, under its Commercial Rules within ten (10) business days of receipt of the result of the audit, and the arbitration shall be final and binding upon Landlord and Tenant. Judgment on the award can be entered in a court of competent jurisdiction. Landlord’s obligation, if any, to pay such overage shall be abated during such arbitration proceeding. Tenant agrees to pay the cost of such audit, provided that, if the audit reveals that Landlord’s determination of Common Area Operating Expense due from Tenant as set forth in any Statement sent to Tenant was in error in Landlord’s favor by three percent (3%) or more, Landlord shall pay the cost of such audit.

7. Permitted Assignment. Notwithstanding any contrary provisions contained in the Lease, Tenant may, upon written notice to Landlord, but without obtaining Landlord’s prior consent, without constituting a default under the Lease, and without triggering any recapture or termination rights in favor of Landlord, assign the Lease or sublet all or any portion of the Premises to (a) any entity formed by Tenant, provided Tenant owns or beneficially controls a majority of the outstanding ownership interest in such entity, (b) any parent or subsidiary entity of Tenant, (c) any person or entity that acquires all or substantially all of Tenant’s assets, or (d) any entity with which Tenant merges, regardless of whether Tenant is the surviving entity. In addition, an assignment or sublet shall not include, and Landlord’s consent shall not be required for, any sale or other transfer of any shares of Tenant’s capital stock, including, but not limited to, (i) any initial or subsequent public offering by Tenant, or (ii) if Tenant is a public company, the sale or transfer of Tenant’s stock to take Tenant private. In addition to the foregoing, Tenant may, upon written notice to Landlord, but without obtaining Landlord’s consent, without constituting a default under the Lease, and without triggering any termination or recapture right, sublease up to fifty percent (50%) of the rentable square feet in the Premises, provided that such sublease is in accordance with all requirements of the Lease, including without limitation the permitted use, and with Tenant retaining 100% of the net subleasing proceeds.

8. Roof Access. Tenant shall have the right, without rental or other charge, to use a portion of the roof to install, operate and maintain telecommunications antennas, microwave dishes and other communications equipment. Such use shall be subject to receipt of all required governmental approvals, compliance with the CC&Rs, the Irvine CC&Rs, and all other applicable restrictions affecting the Premises, and shall not interfere with the Building Systems. Tenant will pay for any damage to or abnormal wear and tear to the roof area to which said equipment is installed or utilized as access to the area of installation. The location of such equipment shall be mutually acceptable to both Landlord and Tenant.

9. Back-Up Power Generation. Tenant shall have the right, at its sole cost and expense, to install, maintain and operate a back-up power generation system (the “Power Generator”) to service the Premises in the event of a power failure. Such installation and use shall be subject to compliance with the CC&Rs, the Irvine CC&Rs, and all other applicable restrictions affecting the Premises, and to receipt of all required governmental approvals and shall not interfere with the Building Systems. The Power Generator shall remain the personal property of Tenant and may be removed by Tenant at any time, provided Tenant repairs any damage to the Premises caused by such removal. Landlord’s approval rights as to the Power Generator shall be limited to reasonable and material reasons (which specifically affect the following): (a) adverse affect on the Building Systems; (b) non-compliance with applicable codes, the CC&Rs, the Irvine CC&Rs, and all other applicable restrictions affecting the Premises, and (iii) unreasonable interference with the business operations of other tenants.

10. Additional Build-Out; Parking Allocation. Notwithstanding any contrary provisions of the Lease, the parties hereby acknowledge and agree that Tenant may, without obtaining Landlord’s prior consent, but subject to obtaining all governmental permits and approvals, convert any existing warehouse space into additional single-story laboratory and/or office space. Landlord hereby represents and warrants to Tenant that Landlord has sufficient parking within the Project allocated for such contemplated conversion by Tenant, and that Landlord shall not grant any other party rights to such parking if such grant would prohibit Tenant’s planned conversion of warehouse space to laboratory and/or office space.

Landlord and Tenant acknowledge and accept the specific terms of this Fifth Amendment to the Lease.

LANDLORD:		TENANT:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, By Northwestern Investment Management Company, LLC, A		CORTEX PHARMACEUTICALS, INC.
Delaware limited liability company, its wholly-owned affiliate and authorized representative		By:	/s/ Maria S. Messinger
		Printed Name:	Maria S. Messinger
		Its:	VP and CFO
By:	/s/ Don Morton
Printed Name:	Donald L. Morton Jr.
Its:	Director-Field Asset Management

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